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EXHIBIT 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               EXECUTIVE RISK INC.

                  Executive Risk Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

                  1. The name of the Corporation is Executive Risk Inc. The Corporation originally incorporated under the same name, and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 17, 1993. The first Amended and Restated Certificate of Incorporation was filed with the Secretary of the State of Delaware on December 31, 1993.

                  2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Second Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation.

                  3. The text of the Amended and Restated Certificate of Incorporation of the Corporation is hereby restated and amended pursuant to this Second Amended and Restated Certificate of Incorporation to read in its entirety as follows:

                  FIRST: The name of the corporation is EXECUTIVE RISK INC. (hereinafter called the "Corporation").

                  SECOND: The address of the registered office and registered agent in this state is 1013 Centre Road, Wilmington, DE 19805, and the name of the registered agent at said address is Prentice-Hall Corporation System, Inc.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                  FOURTH: The authorized capital stock of the Corporation shall consist of 4,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), and 50,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock"). The Preferred Stock shall consist of one or more series of Preferred Stock which shall have the powers, terms, conditions, designations, preferences and privileges, the relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, if any, as provided herein.

         A.       PREFERRED STOCK

                  The Board of Directors is hereby expressly authorized to provide for, designate and issue, out of the authorized but unissued shares of Preferred Stock, one or more series of Preferred Stock. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, as to the shares of any such series:
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                  (a) the designation of such series, the number of shares to constitute such series and the stated value thereof, if different from the par value thereof;


                  (b) whether the shares of such series shall have voting rights or powers, in addition to any voting rights required by law and, if so, the terms of such voting rights or powers, which may be full or limited;


                  (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preferences or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;


                  (d) whether the shares of such series shall be subject to redemption by the Corporation and, if so, the times, prices and other conditions of such redemption;


                  (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;


                  (f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to which and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;


                  (g) whether the shares of such series shall be convertible into or exchangeable for shares of stock of any other class or any other series of this class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;


                  (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of this class;


                  (i) the conditions or restrictions, if any, to be effective while any shares of such series are outstanding upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and


                  (j) any other powers, designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations, or restrictions thereof.

                  The powers, designations, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The Board of Directors is hereby expressly authorized from time to time to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares thereof then outstanding) the number of shares of stock of any series of Preferred Stock designated to any one or more series of Preferred Stock pursuant to this Section A of this Paragraph Fourth.
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         B.       COMMON STOCK

           All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.

                  Dividends

                  When, as and if dividends are declared thereon, whether payable in cash, property or securities of the Corporation, the holders of Common Stock will be entitled to share equally in and receive, in accordance with the number of shares of Common Stock held by each such holder, such dividends. Dividends payable under this Paragraph Fourth shall be paid to the holders of record of the outstanding Common Stock as their names shall appear on the stock register of the Corporation on the record date fixed by the Board of Directors in advance of declaration and payment of each dividend. Any Common Stock issued as a dividend pursuant to this Paragraph Fourth shall, when so issued, be duly authorized, validly issued, fully paid and non-assessable, and free of all liens and charges.

                  Notwithstanding anything contained herein to the contrary, no dividends on Common Stock shall be declared by the Corporation's Board of Directors or paid or set apart for payment by the Corporation at any time that such declaration, payment, or setting apart is prohibited by applicable law.

                  Voting Rights

         Each holder of the Common Stock shall be entitled to one vote for each share of Common Stock held on all matters submitted to a vote of the stockholders.

                  Other Rights

                  Except for and subject to those rights expressly granted to the holders of Preferred Stock or as otherwise provided herein, and except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have exclusively all other rights of stockholders, including, without limitation, (a) the right to receive dividends, when, as and if declared by the Board of Directors, out of assets lawfully available therefor, and (b) in the event of any distribution of assets upon a liquidation, dissolution or winding-up of the affairs of the Corporation (each a "Liquidation") or otherwise, the right to receive ratably and equally with all other holders of Common Stock in all the assets and funds of the Corporation remaining after the payment to the holders of the Preferred Stock of the specific amounts which they are entitled to receive upon such Liquidation. For the purposes of this Paragraph Fourth, neither the consolidation or merger of the Corporation with or into any other corporation or corporations in which the stockholders of the Corporation receive capital stock and/or other securities (including debt securities) of the acquiring corporation (or of the direct or indirect parent corporation of the acquiring corporation), nor the sale, lease, or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation as those terms are used in this Paragraph Fourth.

                  FIFTH: The number which shall constitute the Board of Directors of the Corporation shall be no less than seven and no more than eleven, as determined by the Board of Directors from time to time. The Board of Directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the By-Laws, one class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1998, another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1999 and another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 2000, with the
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members of each class to hold office until their successors are duly elected and qualified. At each annual meeting of the stockholders of the Corporation, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The election of directors need not be by ballot unless the By-Laws so provide.

         In any election of directors, no holder of Common Stock shall be entitled to cumulate the number of votes that such holder is entitled to cast for the election of directors with respect to such holder's Common Stock.

                  SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and in furtherance and, except as specifically set forth in this Paragraph, not in limitation of the powers of the Corporation and of its directors and stockholders conferred by statute:

                    The Board of Directors shall have power without (except as provided by applicable law) the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; to fix the times for the declaration and payment of dividends; and to set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve.

                    In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, this Certificate of Incorporation and the Corporation's By-Laws, as in effect from time to time.

                  SEVENTH: No director shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the foregoing shall not eliminate or limit any liability that may exist with respect to (1) a breach of the director's duty of loyalty to the Corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the Corporation's directors to the Corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as in effect on the date hereof and as such Section may be amended after the date hereof to the extent such amendment permits such liability to be further eliminated or limited. The Corporation shall indemnify to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (as in effect on the date hereof and as such Section may be amended after the date hereof) each person that such Section grants the Corporation the power to indemnify.

                  EIGHTH: Except as fixed pursuant to the provisions of Section A of Paragraph Fourth of this Certificate of Incorporation relating to the rights of the holders of Preferred Stock, no action required to be taken or that may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting and the power of the stockholders of the Corporation to consent in writing, without a meeting, to the taking of any action is specifically denied.

                  NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law and in this Certificate of Incorporation and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power. Any amendment to the
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provisions of Paragraph Fifth, Paragraph Seventh, Paragraph Eighth or this
Paragraph Ninth, and any amendment by the stockholders to the By-Laws of the Corporation, shall require, in addition to the approval required by applicable law and the other paragraphs of this Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent of the then-outstanding shares of Common Stock.

                  IN WITNESS WHEREOF, we have signed this Second Amended and Restated Certificate of Incorporation and caused the corporate seal of the Corporation to be hereunto affixed this 27th day of May, 1997.



                                          /s/ LeRoy A. Vander Putten
                                         ---------------------------------------
                                         Chairman and Chief Executive Officer